Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Fiscal 2009 First Quarter Financial Results

KALISPELL, MT – Jan. 29, 2009 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its fiscal 2009 first quarter ended December 31, 2008.

Revenue in the quarter was $33.1 million compared with $48.6 million in the first quarter a year ago. Gross margin was 43 percent versus 50 percent in last year’s first quarter. The company reported a net loss of $7.4 million, or $0.23 per share, which included restructuring costs of $0.9 million, or $0.02 per share. The net loss was greater than the company projected in a January 15, 2009 pre-release announcement due to a $3.5 million write down of receivables related to a customer’s insolvency filing in a German court on January 23, 2009. Semitool reported a net loss in last year’s first quarter of $0.8 million, or $0.02 per share.

First quarter bookings were $22.1 million. Deferred revenue at the end of the quarter was $12.2 million and shipping backlog was $44.9 million, combining for a total revenue backlog of $57.1 million. Total shipments in the first quarter were $31.7 million.

Larry Murphy, president and chief operating officer, said, “We have aggressively reduced our costs during the last three months, and have effectively managed our cash position.  We have lowered our annual breakeven point by approximately $100 million during the past four months. While the semiconductor equipment market is largely frozen, we continue to work with our customers and joint development partners on copper interconnect for memory, through-silicon via, advanced packaging and solar. We are optimistic about the booking opportunities that could result from these programs this year.”

Guidance
Management expects second quarter revenue will be in a range of $31 million to $35 million. Second quarter loss per share is expected to range from $0.02 to $0.07, which includes $0.03 in anticipated restructuring costs. Shipments for the quarter are expected to range from $33 million to $36 million.

Conference Call Information
Semitool will host an investor conference call today at 5:00 p.m. Eastern. The call can be accessed by dialing 877-356-3834 (706-679-0445 for international callers) and entering the passcode 82924971. A simultaneous webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay of the call will be accessible approximately two hours after the call has ended and will be available until 11:59 p.m. Eastern on January 31, 2009. The replay can be accessed by dialing 800-642-1687 (706-645-9291 for international callers) and entering the passcode 82924971.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) our optimism that our work on various programs could result in booking opportunities later this year and (ii) the financial guidance for the second quarter of fiscal year 2009. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including specifically our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and subsequent filings with the SEC. Booking opportunities can be adversely affected by a number of factors, including customers’ preference for our tools and the tools’ performance, and the world economic slowdown. In addition, many factors can adversely affect forecasted financial performance, including cancellations and push-outs, delays in acceptance and payment for shipped tools, unanticipated costs, including restructuring costs in response to world economic conditions, the financial health of our customers and unexpected customer insolvencies, as well as a number of other risk factors described in our Form 10-K. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007
Net sales	$33,066	$48,592
Cost of sales	18,905	24,420

Gross profit	14,161	24,172

Operating expenses:
Selling, general and administrative	18,463	18,696
Research and development	7,834	6,979
Downsizing costs	881	--

Total operating expenses	27,178	25,675

Loss from operations	(13,017)	(1,503)
Other income (loss), net	(373)	447

Loss before income tax	(13,390)	(1,056)
Income tax benefit	(5,969)	(280)

Net loss	$(7,421)	$(776)

Loss per share:
Basic	$(0.23)	$(0.02)

Diluted	$(0.23)	$(0.02)

Weighted average common shares:
Basic	32,533	32,155
Diluted	32,533	32,155

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2008	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$26,603	$12,441
Marketable securities	70	380
Trade receivables, net	46,558	73,695
Inventories	83,507	88,773
Prepaid expenses and other current assets	24,128	19,018

Total current assets	180,866	194,307
Property, plant and equipment, net	48,743	49,909
Other assets, net	8,870	8,596

Total assets	$238,479	$252,812

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$8,100	$19,007
Other current liabilities	43,521	39,785

Total current liabilities	51,621	58,792
Long-term liabilities	15,498	15,663

Total liabilities	67,119	74,455

Shareholders' equity:
Common stock	87,593	87,293
Retained earnings	84,075	91,496
Accumulated other comprehensive loss	(308)	(432)

Total shareholders' equity	171,360	178,357

Total liabilities and shareholders' equity	$238,479	$252,812